Exhibit 10.11

[Letterhead of The Coca-Cola Company]
COCA-COLA PLAZA ATLANTA, GEORGIA

JAMES R. QUINCEY	ADDRESS REPLY TO:
PRESIDENT & CHIEF OPERATING OFFICER	P.O. BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301
__________
+-404-676-9980
FAX: +1-404-598-9980

March 22, 2017

Ms. Jennifer K. Mann
Atlanta, Georgia

Dear Jennifer,

We are delighted to confirm your new position as Chief People Officer, Grade 20, with an effective date of May 1, 2017. You will report to me. The information contained in this letter provides details of your new position.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for your new position will be $450,000.

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You will continue to be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a Job Grade 20 is 85% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

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You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

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You will be expected to acquire and maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to two times your base salary. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2022 to achieve this level of ownership. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

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You will be eligible for the Company’s Financial Planning program which provides reimbursement of certain financial planning services, up to $10,000 at Job Grade 20 annually, subject to taxes and withholding.

•	You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
If you have not done so already, you are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately (enclosed).

•	This letter is provided as information and does not constitute an employment contract.

Jennifer, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James R. Quincey
James R. Quincey

c:    Executive Compensation
GBS Executive Services

I, Jennifer K. Mann, accept this offer:

Signature:     Jennifer Mann

Date:         March 22, 2017